News Release

Contact:
Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com

HOPE BANCORP REPORTS 2016 FOURTH QUARTER AND FULL-YEAR
FINANCIAL RESULTS

Q4 2016 Summary:

▪	Loans receivable total $10.54 billion, reflecting a 69% increase year-over-year

▪	Total deposits amount to $10.64 billion, reflecting a 68% increase year-over-year

▪	Total assets amount to $13.44 billion, reflecting a 70% increase year-over-year

▪	Net income totals $40.6 million, or $0.30 per diluted common share, including merger-related expenses of $3.0 million

▪	New loan originations total $465 million

LOS ANGELES - January 24, 2017 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today reported unaudited financial results for its fourth quarter and full year ended December 31, 2016.

The mergers of Wilshire Bancorp, Inc. (“Wilshire”) with and into BBCN Bancorp, Inc. (“BBCN”) and Wilshire Bank with and into BBCN Bank were completed on July 29, 2016, and the combined company began operations under the new banners of Hope Bancorp, Inc. and Bank of Hope effective July 30, 2016. The 2016 fourth quarter financial results reflect the first full quarter of combined operations following the completion of the merger. The full-year financial results reflect seven months of stand-alone operations of the former BBCN and five months of combined operations. As a result, the Company’s 2016 fourth quarter and full-year financial results may not be comparable to financial results in prior periods.

For the three months ended December 31, 2016, net income totaled $40.6 million, or $0.30 per diluted common share, based on 135,585,561 weighted average diluted shares outstanding, and included pre-tax merger-related expenses of $3.0 million. This compares with 2016 third quarter net income of $26.1 million, or $0.22 per diluted common share, based on 116,653,116 weighted average diluted shares outstanding, and included $11.2 million in merger-related expenses. For the 2015 fourth quarter, net income totaled $22.9 million, or $0.29 per diluted common share, based on 79,601,452 weight average diluted shares outstanding, and included merger-related expenses of $1.4 million. Excluding the merger-related expenses, core net income would have been $42.4 million, or $0.31 per diluted common share, for the 2016 fourth quarter, $32.9 million, or $0.28 per diluted common share, for the preceding 2016 third quarter, and $23.7 million, or $0.30 per diluted common share, for the 2015 fourth quarter.

For the full year, net income increased to $113.7 million, or $1.10 per diluted common share, based on 103,530,318 weighted average diluted shares outstanding. This compares with 2015 net income of $92.3 million, or $1.16 per diluted common share, based on 79,611,800 weighted average diluted shares outstanding. Excluding pre-tax merger-related expenses of $16.9 million in 2016 and $1.5 million in 2015, core net income would have been $123.8 million, or $1.20 per diluted common share, for 2016 and $93.2 million, or $1.17 per diluted common share, for 2015.

Net income excluding pre-tax merger-related expenses is a non-GAAP financial measure. Management reviews net income excluding merger-related expenses in evaluating the Company’s overall evaluation of its performance and has included this financial metric in response to market participant interest in the Company’s core earnings performance. The accompanying financial information includes a reconciliation of core net income and earnings per share excluding merger-related expenses.

“2016 was certainly a monumental year for our organization with the formation of the only super regional Korean-American bank in the United States and one that cannot be replicated by our niche peers in terms of size or market presence,” said Kevin S. Kim, President and Chief Executive Officer of Hope Bancorp, Inc. “We continue to make solid progress with the

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integration, having successfully completed the systems conversion and the first phase of branch consolidations during the fourth quarter. With these achievements behind us, we are well on track to achieve the anticipated cost saves from our merger and expect the benefits to be progressively evident in our financial results going forward. While loan originations were lighter than expected for the fourth quarter, we are in the final stage of a transitional period of combining two strong lending forces, which remains intact, and believe we are well positioned to deliver the synergies from the merger.

“Today, Bank of Hope enjoys a significantly stronger competitive position with unrivaled leadership and unparalleled opportunity to cross-sell the most diversified offering of financial products and services among our peers. The definitive agreement announced yesterday to acquire Seattle-based U & I Financial Corp. continues our momentum of establishing dominant leadership in the markets that we operate in. Looking into 2017, we have a clear vision of the bank that we want to become and are confident that we are moving in the right direction to maximize the value proposition that we provide to our customers, employees and shareholders,” said Kim.

Financial Highlights

(dollars in thousands, except per share data) (unaudited)	At or for the Three Months Ended
	12/31/2016	9/30/2016	12/31/2015
Net income	$40,630	$26,105	$22,869
Diluted earnings per share	$0.30	$0.22	$0.29
Net interest income before provision for loan losses	$117,209	$103,474	$71,768
Net interest margin	3.75%	3.77%	3.88%
Noninterest income	$18,192	$14,146	$10,977
Noninterest expense	$66,731	$67,846	$38,938
Net loans receivable	$10,463,989	$10,481,221	$6,171,933
Deposits	$10,642,035	$10,702,505	$6,340,976
Nonaccrual loans (1)	$40,074	$40,602	$40,801
ALLL to loans receivable	0.75%	0.76%	1.22%
ALLL to nonaccrual loans (1)	197.99%	196.98%	187.27%
ALLL to nonperforming assets (1) (2)	71.32%	68.38%	69.34%
Provision for loan losses	$800	$6,500	$4,900
Net charge offs (recoveries)	$1,433	$2,949	$(398)
ROA	1.20%	0.89%	1.19%
ROE	8.72%	6.59%	9.76%
Efficiency ratio	49.28%	57.68%	47.06%

(1) Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $15.9 million, $14.1 million and $18.7 million at December 31, 2016, September 30, 2016, and December 31, 2015, respectively.
(2) Nonperforming assets exclude purchased credit-impaired loans totaling $19.6 million, $16.4 million and $12.2 million at December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

Operating Results for the 2016 Fourth Quarter

The comparability of Hope Bancorp’s operating results with past performance is impacted by acquisition accounting adjustments and merger-related expenses associated with past and current acquisitions. The Company provides the following supplemental information to facilitate a better understanding of financial performance. Net interest income and operating income for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015 include the following pre-tax acquisition accounting adjustments and merger-related expenses associated with past and current acquisitions:

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(dollars in thousands) (unaudited)	Three Months Ended
	12/31/2016	9/30/2016	12/31/2015
Accretion on purchased non-impaired loans	$3,355	$3,111	$2,648
Accretion on purchased credit-impaired loans	2,182	1,673	2,206
Amortization of premium on low income housing tax credits	(84)	(54)	—
Amortization of premium on acquired FHLB borrowings	449	330	97
Accretion of discount on acquired subordinated debt	(260)	(190)	(44)
Amortization of premium on acquired time deposits and savings	3,478	2,336	28
Total acquisition accounting adjustments	$9,120	$7,206	$4,935
Merger-related expenses	(2,952)	(11,222)	(1,438)
Total	$6,168	$(4,016)	$3,497

Net Interest Income and Net Interest Margin. Net interest income before provision for loan losses for the 2016 fourth quarter totaled $117.2 million, an increase of 13% over $103.5 million in the preceding 2016 third quarter and an increase of 63% over $71.8 million in the prior-year fourth quarter. The increase in net interest income is primarily attributable to the significantly higher level of interest earning assets following the merger. The 2016 fourth quarter included a full quarter of combined operations; the 2016 third quarter included two months of combined operations and one month of stand-alone BBCN operations; and the year-ago fourth quarter reflects stand-alone BBCN.

The net interest margin (net interest income divided by average interest earning assets) and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	12/31/2016	9/30/2016	change	12/31/2015	change
Net interest margin, excluding the effect of acquisition accounting adjustments	3.45%	3.48%	(0.03)	3.59%	(0.14)
Acquisition accounting adjustments	0.30%	0.29%	(0.01)	0.29%	0.01
Net interest margin	3.75%	3.77%	(0.02)	3.88%	(0.13)

The net interest margin for the 2016 fourth quarter was 3.75%, down 2 basis points from the preceding third quarter, but down 13 basis points when compared with the year-ago fourth quarter. On a core basis, excluding the effect of acquisition accounting adjustments, the net interest margin for the 2016 fourth quarter declined by 3 basis points from the preceding third quarter and 14 basis points from the fourth quarter a year ago.

The weighted average yield on loans and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	12/31/2016	9/30/2016	change	12/31/2015	change
Weighted average yield on loans, excluding the effect of acquisition accounting adjustments	4.59%	4.55%	0.04	4.64%	(0.05)
Acquisition accounting adjustments	0.21%	0.25%	(0.04)	0.35%	(0.14)
Weighted average yield on loans	4.80%	4.80%	—	4.99%	(0.19)

The weighted average yield on loans for the 2016 fourth quarter was steady when compared with the preceding 2016 third quarter, but declined 19 basis points from the year-ago fourth quarter. On a core basis, excluding the effect of acquisition accounting adjustments, the weighted average yield on loans increased 4 basis points from the preceding third quarter, but decreased 5 basis points from the 2015 fourth quarter.

The weighted average yield on new loans originated during the 2016 fourth quarter was 4.15%, compared with 4.03% in the preceding 2016 third quarter and 4.24% in the year-ago fourth quarter.

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The weighted average cost of deposits and the impact of acquisition accounting adjustments are summarized in the following table:

	Three Months Ended
	12/31/2016	9/30/2016	change	12/31/2015	change
Weighted average cost of deposits, excluding the effect of acquisition accounting adjustments	0.68%	0.64%	0.04	0.60%	0.08
Acquisition accounting adjustments	(0.13)%	(0.08)%	(0.05)	—%	(0.13)
Weighted average cost of deposits	0.55%	0.56%	(0.01)	0.60%	(0.05)

The weighted average cost of deposits for the 2016 fourth quarter decreased 1 basis point from the preceding third quarter and 5 basis points from the year-ago fourth quarter. On a core basis, excluding the effect of premium amortization on time and savings deposits assumed in acquisitions, the weighted average cost of deposits increased 4 basis points from the preceding third quarter and increased 8 basis points when compared with the 2015 fourth quarter.

Noninterest Income. Noninterest income for the 2016 fourth quarter totaled $18.2 million, compared with $14.1 million in the preceding 2016 third quarter and $11.0 million in the year-ago fourth quarter. The Company noted that the increase reflects in part a full quarter of combined operations for the 2016 fourth quarter, versus the 2016 third quarter, which included two months of combined operations and one month of stand-alone BBCN, and the 2015 fourth quarter, which was stand-alone BBCN. In addition, noninterest income for the comparable periods reflect variations in gain on sale of Small Business Administration (“SBA”), gain on sale of other loans and gain on sale of securities available-for-sale. Noninterest income for the 2016 fourth quarter included a $3.7 million gain on sale of SBA loans and a $1.4 million gain on sale other loans from the combined mortgage operations platform. Noninterest income for the preceding 2016 third quarter included a $948,000 net gain on the sale of securities available-for-sale, a $1.5 million gain on sale of other loans, which was predominantly mortgage loans, and just $230,000 gain on sale of SBA loans. In the 2015 fourth quarter, noninterest income included a $3.1 million gain on sale of SBA loans and just $17,000 gain on sale of other loans.

Noninterest Expense. Total noninterest expense for the 2016 fourth quarter, 2016 third quarter and 2015 fourth quarter amounted to $66.7 million, $67.8 million and $38.9 million, respectively. The Company noted that total noninterest expense reflects the combination of the two predecessor companies as previously described and merger-related expenses of $3.0 million, $11.2 million and $1.4 million in the 2016 fourth quarter, 2016 third quarter and 2015 fourth quarter, respectively. Excluding merger-related expenses, total noninterest expense would have been $63.8 million, $56.6 million and $37.5 million for the 2016 fourth quarter, 2016 third quarter and 2015 fourth quarter, respectively.

Noninterest expense excluding merger-related expenses is a non-GAAP financial measure. Management believes total noninterest expense excluding merger-related expenses more accurately reflects the Company’s results of operations in the overall evaluation of its performance. A reconciliation of the noninterest expense excluding merger-related expenses is included in the accompanying financial tables.

Salaries and employee benefits expense totaled $34.2 million for the 2016 fourth quarter, $30.5 million for the 2016 third quarter and $21.3 million for the year-ago fourth quarter. The total number of FTEs for the combined company as of December 31, 2016 was 1,382, down from 1,400 as of September 30, 2016. At December 31, 2015, the total number of FTEs for the former BBCN was 938.

As previously reported, the Company announced the second and final phase of its branch consolidation plan that will result in nine branch consolidations to be completed by the second quarter of 2017. These branch consolidations are expected to result in additional costs savings of approximately $5 million pre-tax on an annual basis beginning in 2017. During the 2016 fourth quarter, the Company recorded $1.3 million in one-time charges pre-tax related to branch consolidations.

Income Tax Provision. The effective tax rate for the 2016 fourth quarter was 40.1%, compared with 39.7% for the preceding 2016 third quarter and 41.2% for the 2015 fourth quarter.

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Balance Sheet Summary

Loans receivable totaled $10.54 billion at December 31, 2016, compared with $10.56 billion at September 30, 2016, and $6.25 billion at December 31, 2015.

Total new loan originations during the 2016 fourth quarter amounted to $464.8 million, including warehouse lines of credit of $16.0 million, residential mortgage loans of $74.2 million and SBA loan originations of $62.5 million.

Sales of SBA loans to the secondary market and gains derived from those sales are based substantially on the production of SBA 7(a) loans. Production of SBA 7(a) loans totaled $42.2 million for the fourth quarter of 2016, compared with $50.2 million for the preceding 2016 third quarter and $39.4 million for the 2015 fourth quarter. During the 2016 fourth quarter, the Company returned to its regular practice of selling the majority of its SBA 7(a) loans and sold $50.3 million, compared with just $2.4 million in the preceding third quarter and $41.9 million in the year-ago fourth quarter. The decision to retain or sell SBA loans is made on a quarter-to-quarter basis, depending on prevailing pricing in the secondary market and the Company’s liquidity needs.

Aggregate pay offs and pay downs for the combined company in the 2016 fourth quarter amounted to $417.3 million, compared with $357.0 million for the preceding 2016 third quarter, which included two months of combined operations and one month of stand-alone BBCN, and $267.1 million for the year-ago fourth quarter for BBCN alone.

Total deposits amounted to $10.64 billion at December 31, 2016, compared with $10.70 billion at September 30, 2016, and largely reflects increases in money market accounts, offset by outflows in time deposits. Total deposits increased 68% when compared with $6.34 billion at December 31, 2015, reflecting the merger completion on July 29, 2016.

Credit Quality

The provision for loan losses for the 2016 fourth quarter was $800,000, compared with $6.5 million for the preceding 2016 third quarter and $4.9 million for the prior-year fourth quarter.

For a more detailed understanding of the changes in the Allowance for Loan and Lease Losses (“ALLL”), the composition of the ALLL has been segmented for disclosure purposes between loans accounted for under the amortized cost method (referred to as “legacy loans”) and loans acquired through the Wilshire Bancorp, Center Financial, Pacific International and Foster Bankshares transactions (referred to as “purchased loans”). The purchased loans are further segregated between non-impaired and credit-impaired loans.

The composition of the ALLL as of December 31, 2016, September 30, 2016 and December 31, 2015 is as follows:

(dollars in thousands) (unaudited)	12/31/2016	9/30/2016	12/31/2015
Legacy loans (1)	$66,399	$66,986	$63,309
Purchased non-impaired loans (2)	814	938	1,117
Purchased credit-impaired loans (2)	12,130	12,052	11,982
Total ALLL	$79,343	$79,976	$76,408

Loans receivable	$10,543,332	$10,561,197	$6,248,341
ALLL coverage ratio	0.75%	0.76%	1.22%

(1)	Legacy loans include loans originated by the Bank’s predecessor bank, loans originated by Bank of Hope and loans that were acquired and that have been refinanced as new loans.

(2)	Purchased loans were marked to fair value at acquisition date, and the allowance for loan losses reflect provisions for credit deterioration since the acquisition date.

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Following are the components of criticized loan balances as of December 31, 2016, September 30, 2016 and December 31, 2015:

(dollars in thousands)	12/31/2016	9/30/2016	12/31/2015
Special Mention (1)	$243,656	$308,893	$104,186
Classified (1)	313,055	259,268	203,576
Criticized	$556,711	$568,161	$307,762

(1)	Balances include purchased loans which were marked to fair value on the date of acquisition.

The Company defines nonperforming loans to include delinquent loans past due 90 days or more on nonaccrual status, delinquent loans past due 90 days or more on accrual status (excluding purchased credit-impaired loans) and accruing restructured loans. Nonaccrual loans at December 31, 2016 totaled $40.1 million, or 0.38% of loans receivable. This compares with nonaccrual loans of $40.6 million, or 0.38% of loans receivable, at September 30, 2016 and $40.8 million, or 0.65% of loans receivable, at December 31, 2015. Accruing restructured loans totaled $48.9 million at December 31, 2016, compared with $48.7 million at September 30, 2016 and $48.0 million at December 31, 2015. Total nonperforming loans at December 31, 2016 amounted to $89.3 million, or 0.85% of loans receivable. This compares with total nonperforming loans of $89.5 million, or 0.85% of loans receivable, at September 30, 2016 and $89.2 million, or 1.43% of loans receivable, at September 30, 2015.

Nonperforming assets, including nonperforming loans and other real estate owned, totaled $111.2 million at December 31, 2016, compared with $117.0 million at September 30, 2016 and $110.2 million at December 31, 2015. As a percentage of total assets, nonperforming assets declined to 0.83% at December 31, 2016 from 0.87% at September 30, 2016 and 1.39% at December 31, 2015.

For the 2016 fourth quarter, the Company recorded net charge offs of $1.4 million, or 0.05% of average loans receivable on an annualized basis. This compares with net charge offs of $2.9 million, or 0.13% of average loans receivable on an annualized basis for the 2016 third quarter and net recoveries of $398,000, or 0.03% of average loans receivable on an annualized basis, for the 2015 fourth quarter.

The allowance for loan losses at December 31, 2016 was $79.3 million, or 0.75% of loans receivable (excluding loans held for sale), compared with $80.0 million, or 0.76%, at September 30, 2016 and $76.4 million, or 1.22%, at December 31, 2015. The coverage ratio of the allowance for loan losses to nonperforming loans (excluding purchased credit-impaired loans) was 88.90% at December 31, 2016, versus 89.36% at September 30, 2016 and 85.70% at December 31, 2015.

Impaired loans (defined as loans for which it is probable that not all principal and interest payments due will be collected in accordance with the contractual terms) totaled $140.4 million at December 31, 2016, compared with $128.1 million at September 30, 2016 and $138.1 million at December 31, 2015.

Capital

At December 31, 2016, the Company continued to exceed all regulatory capital requirements to be classified as a “well-capitalized” institution, as summarized in the following table:

	12/31/2016	9/30/2016	12/31/2015	Minimum Guideline for “Well-Capitalized” Institution
Common Equity Tier 1 Capital	12.10%	11.96%	12.08%	6.50%
Tier 1 Leverage Ratio	11.49%	13.02%	11.53%	5.00%
Tier 1 Risk-based Ratio	12.92%	12.79%	12.67%	8.00%
Total Risk-based Ratio	13.64%	13.51%	13.80%	10.00%

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Tangible common equity per share and as a percentage of tangible assets are summarized in the following table:

	12/31/2016	9/30/2016	12/31/2015
Tangible common equity per share (1)	$10.15	$10.14	$10.43
Tangible common equity to tangible assets (1)	10.60%	10.52%	10.63%

(1)
Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and net other intangible assets divided by total assets less goodwill and net other intangible assets. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital. The accompanying financial information includes a reconciliation of the ratio of tangible common equity to tangible assets with stockholders’ equity and total assets.

Investor Conference Call

The Company will host an investor conference call on Wednesday, January 25, 2017 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for the fourth quarter ended December 31, 2016. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international), and asking for the “Hope Bancorp Call.” Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. After the live webcast, a replay will remain available in the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through February 1, 2017, replay access code 10098630.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $13.4 billion in total assets as of December 31, 2016. Formed through the merger of BBCN Bank and Wilshire Bank, the top two commercial lenders in the market, Bank of Hope is headquartered in Los Angeles and serves a multi-ethnic population of customers across the nation. Bank of Hope operates 73 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, and Portland, Oregon; a commercial loan production office in Fremont, California; residential mortgage loan production offices in California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of the combined company, as well as the businesses and markets in which the combined company operates and is expected to operate. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, involve certain risks, uncertainties and assumptions that are difficult to assess and are not guarantees of future performance and. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except share data)

Assets	12/31/2016	9/30/2016	% change	12/31/2015	% change
Cash and due from banks	$437,334	$443,903	(1)%	$298,389	47%
Securities available for sale, at fair value	1,556,740	1,558,719	—%	1,010,556	54%
Federal Home Loan Bank (“FHLB”), Federal Reserve Bank (“FRB”) stock and other investments	66,166	69,119	(4)%	66,859	(1)%
Loans held for sale, at the lower of cost or fair value	22,785	58,186	(61)%	8,273	175%
Loans receivable	10,543,332	10,561,197	—%	6,248,341	69%
Allowance for loan losses	(79,343)	(79,976)	1%	(76,408)	(4)%
Net loans receivable	10,463,989	10,481,221	—%	6,171,933	70%
Accrued interest receivable	26,880	24,165	11%	15,195	77%
Premises and equipment, net	55,316	53,966	3%	34,575	60%
Bank owned life insurance	73,696	73,290	1%	47,018	57%
Goodwill	464,448	464,419	—%	105,401	341%
Servicing assets	26,457	26,529	—%	12,000	120%
Other intangible assets, net	19,226	19,968	(4)%	2,820	582%
Other assets	229,451	237,144	(3)%	139,629	64%
Total assets	$13,442,488	$13,510,629	(1)%	$7,912,648	70%

Liabilities
Deposits	$10,642,035	$10,702,505	(1)%	$6,340,976	68%
Borrowings from FHLB	754,290	754,739	—%	530,591	42%
Subordinated debentures	99,808	99,548	—%	42,327	136%
Accrued interest payable	10,863	9,708	12%	6,007	81%
Other liabilities	78,599	89,558	(12)%	54,652	44%
Total liabilities	11,585,595	11,656,058	(1)%	6,974,553	66%

Stockholders’ Equity
Common stock, $0.001 par value; authorized, 150,000,000 shares at December, 31, 2016, September, 30, 2016, and December, 31, 2015; issued and outstanding, 135,240,079, 135,109,641, and 79,566,356 at December, 31, 2016, September, 30, 2016, and December, 31, 2015, respectively	135	135	—%	80	69%
Capital surplus	1,401,911	1,400,915	—%	541,596	159%
Retained earnings	469,505	445,104	5%	398,251	18%
Accumulated other comprehensive income (loss), net	(14,658)	8,417	(274)%	(1,832)	(700)%
Total stockholders’ equity	1,856,893	1,854,571	—%	938,095	98%
Total liabilities and stockholders’ equity	$13,442,488	$13,510,629	(1)%	$7,912,648	70%

Table Page 1

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	12/31/2016	9/30/2016	% change	12/31/2015	% change	12/31/2016	12/31/2015	% change
Interest income:
Interest and fees on loans	$125,791	$112,132	12%	$76,807	64%	$392,127	$291,344	35%
Interest on securities	7,391	6,645	11%	5,544	33%	25,442	18,611	37%
Interest on federal funds sold and other investments	2,205	775	185%	622	255%	4,365	3,705	18%
Total interest income	135,387	119,552	13%	82,973	63%	421,934	313,660	35%

Interest expense:
Interest on deposits	14,815	13,017	14%	9,297	59%	48,091	33,412	44%
Interest on other borrowings	3,363	3,061	10%	1,908	76%	10,488	7,206	46%
Total interest expense	18,178	16,078	13%	11,205	62%	58,579	40,618	44%

Net interest income before provision for loan losses	117,209	103,474	13%	71,768	63%	363,355	273,042	33%
Provision for loan losses	800	6,500	(88)%	4,900	(84)%	9,000	8,000	13%
Net interest income after provision for loan losses	116,409	96,974	20%	66,868	74%	354,355	265,042	34%

Noninterest income:
Service fees on deposit accounts	5,601	4,778	17%	2,944	90%	15,964	12,206	31%
Net gains on sales of SBA loans	3,660	230	1,491%	3,112	18%	8,750	12,665	(31)%
Net gains on sales of other loans	1,401	1,476	(5)%	17	8,141%	2,920	270	981%
Net gains on sales of securities available for sale	2	948	(100)%	—	100%	950	424	124%
Other income and fees	7,528	6,714	12%	4,904	54%	23,235	18,126	28%
Total noninterest income	18,192	14,146	29%	10,977	66%	51,819	43,691	19%

Noninterest expense:
Salaries and employee benefits	34,162	30,456	12%	21,329	60%	107,944	84,899	27%
Occupancy	7,948	6,889	15%	4,949	61%	24,574	19,391	27%
Furniture and equipment	3,805	3,297	15%	2,330	63%	11,726	9,245	27%
Advertising and marketing	2,475	2,306	7%	906	173%	7,320	5,090	44%
Data processing and communications	3,904	3,199	22%	2,175	79%	11,403	9,179	24%
Professional fees	2,301	1,898	21%	1,618	42%	6,556	5,585	17%
FDIC assessment	468	1,564	(70)%	1,040	(55)%	4,165	4,088	2%
Credit related expenses	812	810	—%	324	151%	2,954	1,924	54%
Other real estate owned (“OREO”) expense, net	1,354	(423)	N/A	(154)	N/A	2,492	1,523	64%
Merger-related expenses	2,952	11,222	(74)%	1,438	105%	16,914	1,540	998%
Other	6,550	6,628	(1)%	2,983	120%	18,927	10,920	73%
Total noninterest expense	66,731	67,846	(2)%	38,938	71%	214,975	153,384	40%
Income before income taxes	67,870	43,274	57%	38,907	74%	191,199	155,349	23%
Income tax provision	27,240	17,169	59%	16,038	70%	77,452	63,091	23%
Net income	$40,630	$26,105	56%	$22,869	78%	$113,747	$92,258	23%

Earnings Per Common Share:
Basic	$0.30	$0.22		$0.29		$1.10	$1.17
Diluted	$0.30	$0.22		$0.29		$1.10	$1.16

Average Shares Outstanding:
Basic	135,238,928	116,622,920		79,556,859		103,289,059	78,549,651
Diluted	135,585,561	116,653,166		79,601,452		103,530,318	79,611,800

Table Page 2

Hope Bancorp, Inc.
Selected Financial Data
Unaudited

	At or for the Three Months Ended (Annualized)			At or for the Twelve Months Ended (Annualized)
Profitability measures:	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015
ROA	1.20%	0.89%	1.19%	1.10%	1.25%
ROE	8.72%	6.59%	9.76%	8.47%	10.11%
Return on average tangible equity [1]	11.77%	8.59%	11.03%	10.59%	11.48%
Net interest margin	3.75%	3.77%	3.88%	3.75%	3.88%
Efficiency ratio	49.28%	57.68%	47.06%	51.78%	48.43%

[1] Average tangible equity is calculated by subtracting average goodwill and average core deposit intangibles assets from average stockholders’ equity. This is a non-GAAP measure that we believe provides investors with information that is useful in understanding our financial performance and position.

Table Page 3

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	12/31/2016			9/30/2016			12/31/2015
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans receivable, including loans held for sale	$10,427,538	$125,791	4.80%	$9,292,814	$112,132	4.80%	$6,102,693	$76,807	4.99%
Securities available for sale	1,586,560	7,391	1.85%	1,406,919	6,645	1.89%	1,010,247	5,544	2.20%
FRB and FHLB stock and other investments	433,212	2,205	2.02%	237,981	775	1.30%	225,529	622	1.09%
Total interest earning assets	$12,447,310	$135,387	4.33%	$10,937,714	$119,552	4.35%	$7,338,469	$82,973	4.49%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$3,414,158	$7,054	0.82%	$2,924,340	$5,932	0.81%	$1,855,772	$3,651	0.78%
Savings	303,064	319	0.42%	268,424	311	0.46%	189,271	410	0.86%
Time deposits:
$100,000 or more	3,035,499	5,325	0.70%	2,687,108	4,913	0.73%	1,752,429	3,764	0.85%
Other	1,085,254	2,117	0.78%	913,292	1,861	0.81%	704,040	1,472	0.83%
Total time deposits	4,120,753	7,442	0.72%	3,600,400	6,774	0.75%	2,456,469	5,236	0.85%
Total interest bearing deposits	7,837,975	14,815	0.75%	6,793,164	13,017	0.76%	4,501,512	9,297	0.82%
FHLB advances	681,757	2,190	1.28%	698,081	2,161	1.23%	515,981	1,507	1.16%
Other borrowings	95,650	1,173	4.80%	78,828	900	4.47%	40,764	401	3.85%
Total interest bearing liabilities	8,615,382	$18,178	0.84%	7,570,073	$16,078	0.84%	5,058,257	$11,205	0.88%
Noninterest bearing demand deposits	2,918,156			2,535,015			1,645,237
Total funding liabilities/cost of funds	$11,533,538		0.63%	$10,105,088		0.63%	$6,703,494		0.66%
Net interest income/net interest spread		$117,209			$103,474			$71,768
Net interest margin			3.75%			3.77%			3.88%
Cost of deposits:
Noninterest bearing demand deposits	$2,918,156	$—		$2,535,015	$—		$1,645,237	$—
Interest bearing deposits	7,837,975	14,815	0.75%	6,793,164	13,017	0.76%	4,501,512	9,297	0.82%
Total deposits	$10,756,131	$14,815	0.55%	$9,328,179	$13,017	0.56%	$6,146,749	$9,297	0.60%

Table Page 4

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Twelve Months Ended			Twelve Months Ended
	12/31/2016			12/31/2015
		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
INTEREST EARNING ASSETS:
Loans receivable, including loans held for sale	$8,121,897	$392,127	4.83%	$5,846,658	$291,344	4.98%
Securities available for sale	1,276,068	25,442	1.99%	871,010	18,611	2.14%
FRB and FHLB stock and other investments	281,824	4,365	1.55%	313,904	3,705	1.18%
Total interest earning assets	$9,679,789	$421,934	4.36%	$7,031,572	$313,660	4.46%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest bearing	$2,587,548	$21,136	0.82%	$1,697,033	$12,430	0.73%
Savings	234,332	1,282	0.55%	193,610	1,670	0.86%
Time deposits:
$100,000 or more	2,357,794	18,535	0.79%	1,723,410	14,105	0.82%
Other	861,690	7,138	0.83%	654,583	5,207	0.80%
Total time deposits	3,219,484	25,673	0.80%	2,377,993	19,312	0.81%
Total interest bearing deposits	6,041,364	48,091	0.80%	4,268,636	33,412	0.78%
FHLB advances	619,557	7,560	1.22%	503,127	5,645	1.12%
Other borrowings	64,165	2,928	4.49%	40,694	1,561	3.78%
Total interest bearing liabilities	6,725,086	$58,579	0.87%	4,812,457	$40,618	0.84%
Noninterest bearing demand deposits	2,191,620			1,611,068
Total funding liabilities/cost of funds	$8,916,706		0.66%	$6,423,525		0.63%
Net interest income/net interest spread		$363,355	3.49%		$273,042	3.62%
Net interest margin			3.75%			3.88%
Cost of deposits:
Noninterest bearing demand deposits	$2,191,620	$—		$1,611,068	$—
Interest bearing deposits	6,041,364	48,091	0.80%	4,268,636	33,412	0.78%
Total deposits	$8,232,984	$48,091	0.58%	$5,879,704	$33,412	0.57%

Table Page 5

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended					Twelve Months Ended
AVERAGE BALANCES:	12/31/2016	9/30/2016	% change	12/31/2015	% change	12/31/2016	12/31/2015	% change
Loans receivable, including loans held for sale	$10,427,538	$9,292,814	12%	$6,102,693	71%	$8,121,897	$5,846,658	39%
Investments	2,019,772	1,644,900	23%	1,235,776	63%	1,557,892	1,184,914	31%
Interest earning assets	12,447,310	10,937,714	14%	7,338,469	70%	9,679,789	7,031,572	38%
Total assets	13,506,860	11,777,564	15%	7,700,716	75%	10,342,068	7,389,530	40%

Interest bearing deposits	7,837,975	6,793,164	15%	4,501,512	74%	6,041,364	4,268,636	42%
Interest bearing liabilities	8,615,382	7,570,073	14%	5,058,257	70%	6,725,086	4,812,457	40%
Noninterest bearing demand deposits	2,918,156	2,535,015	15%	1,645,237	77%	2,191,620	1,611,068	36%
Stockholders’ equity	1,864,797	1,585,100	18%	937,664	99%	1,342,962	912,609	47%
Net interest earning assets	3,831,928	3,367,641	14%	2,280,212	68%	2,954,703	2,219,115	33%

LOAN PORTFOLIO COMPOSITION:	12/31/2016	9/30/2016	% change	12/31/2015	% change
Commercial loans	$1,986,949	$2,011,913	(1)%	$1,079,316	84%
Real estate loans	8,154,570	8,158,871	—%	5,069,482	61%
Consumer and other loans	403,470	392,608	3%	102,573	293%
Loans outstanding	10,544,989	10,563,392	—%	6,251,371	69%
Unamortized deferred loan fees - net of costs	(1,657)	(2,195)	25%	(3,030)	45%
Loans, net of deferred loan fees and costs	10,543,332	10,561,197	—%	6,248,341	69%
Allowance for loan losses	(79,343)	(79,976)	1%	(76,408)	(4)%
Loan receivable, net	$10,463,989	$10,481,221	—%	$6,171,933	70%

REAL ESTATE LOANS BY PROPERTY TYPE:	12/31/2016	9/30/2016	% change	12/31/2015	% change
Retail buildings	$2,163,075	$2,136,128	1%	$1,326,516	63%
Hotels/motels	1,605,787	1,599,985	—%	1,061,111	51%
Gas stations/car washes	946,364	962,643	(2)%	667,496	42%
Mixed-use facilities	563,484	546,177	3%	369,425	53%
Warehouses	892,100	912,818	(2)%	529,255	69%
Multifamily	423,084	426,257	(1)%	245,532	72%
Other	1,560,676	1,574,863	(1)%	870,147	79%
Total	$8,154,570	$8,158,871	—%	$5,069,482	61%

DEPOSIT COMPOSITION	12/31/2016	9/30/2016	% change	12/31/2015	% change
Noninterest bearing demand deposits	$2,900,241	$2,903,658	—%	$1,694,427	71%
Money market and other	3,401,446	3,318,728	2%	1,983,250	72%
Saving deposits	301,906	304,719	(1)%	187,498	61%
Time deposits of $100,000 or more	2,982,256	3,077,629	(3)%	1,772,975	68%
Other time deposits	1,056,186	1,097,771	(4)%	702,826	50%
Total deposit balances	$10,642,035	$10,702,505	(1)%	$6,340,976	68%

DEPOSIT COMPOSITION (%)	12/31/2016	9/30/2016		12/31/2015
Noninterest bearing demand deposits	27.3%	27.1%		26.7%
Money market and other	32.0%	31.0%		31.3%
Saving deposits	2.8%	2.8%		3.0%
Time deposits of $100,000 or more	28.0%	28.8%		28.0%
Other time deposits	9.9%	10.3%		11.0%
Total deposit balances	100.0%	100.0%		100.0%

Table Page 6

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

CAPITAL RATIOS:	12/31/2016	9/30/2016	12/31/2015
Total stockholders’ equity	$1,856,893	$1,854,571	$938,095
Common Equity Tier 1 ratio	12.10%	11.96%	12.08%
Tier 1 risk-based capital ratio	12.92%	12.79%	12.67%
Total risk-based capital ratio	13.64%	13.51%	13.80%
Tier 1 leverage ratio	11.49%	13.02%	11.53%
Total risk weighted assets	$11,575,559	$11,491,204	$6,905,154
Book value per common share	$13.73	$13.73	$11.79
Tangible common equity to tangible assets [2]	10.60%	10.52%	10.63%
Tangible common equity per share [2]	$10.15	$10.14	$10.43

[2] Tangible common equity to tangible assets is a non-GAAP financial measure that represents common equity less goodwill and core deposit intangible assets, net divided by total assets less goodwill and core deposit intangible assets, net. Management reviews tangible common equity to tangible assets in evaluating the Company’s capital levels and has included this ratio in response to market participant interest in tangible common equity as a measure of capital.

Reconciliation of GAAP financial measures to non-GAAP financial measures:
	Three Months Ended			Twelve Months Ended
NONINTEREST EXPENSE BEFORE MERGER-RELATED COSTS	12/31/2016	9/30/2016	12/31/2015	12/31/2016	12/31/2015
Total noninterest expense	$66,731	$67,846	$38,938	$214,975	$153,384
Less: merger-related costs	2,952	11,222	1,438	16,914	1,540
Total noninterest expense, excluding merger-related expense	$63,779	$56,624	$37,500	$198,061	$151,844

CORE EPS LESS MERGER RELATED EXPENSES
Net income	$40,630	$26,105	$22,869	$113,747	$92,258
Less: merger-related costs	2,952	11,222	1,438	16,914	1,540
Tax provision adjustment	(1,185)	(4,452)	(593)	(6,852)	(625)
Net income, excluding merger-related expense	$42,397	$32,875	$23,714	$123,809	$93,173

Weighted average common shares diluted	135,585,561	116,653,166	79,601,452	103,530,318	79,611,800
Core EPS excluding merger-related expenses	$0.31	$0.28	$0.30	$1.20	$1.17

TANGIBLE COMMON EQUITY
Total stockholders’ equity	$1,856,893	$1,854,571	$938,095
Less: Common stock warrant	—	—	—
Goodwill and core deposit intangible assets, net	(483,674)	(484,387)	(108,221)
Tangible common equity	$1,373,219	$1,370,184	$829,874

Total assets	$13,442,488	$13,510,629	$7,912,648
Less: Goodwill and core deposit intangible assets, net	(483,674)	(484,387)	(108,221)
Tangible assets	$12,958,814	$13,026,242	$7,804,427

Common shares outstanding	135,240,079	135,109,641	79,566,356

Tangible common equity to tangible assets	10.60%	10.52%	10.63%
Tangible common equity per share	$10.15	$10.14	$10.43

Table Page 7

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

	Three Months Ended					Twelve Months Ended
ALLOWANCE FOR LOAN LOSSES:	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	12/31/2016	12/31/2015
Balance at beginning of period	$79,976	$76,425	$76,856	$76,408	$71,110	$76,408	$67,758
Provision for loan losses	800	6,500	1,200	500	4,900	9,000	8,000
Recoveries	452	1,010	664	769	955	2,895	5,562
Charge offs	(1,885)	(3,959)	(2,295)	(821)	(557)	(8,960)	(4,912)
Balance at end of period	$79,343	$79,976	$76,425	$76,856	$76,408	$79,343	$76,408
Net charge offs/average loans receivable (annualized)	0.05%	0.13%	0.10%	—%	(0.03)%	0.07%	(0.01)%

	Three Months Ended					Twelve Months Ended
NET CHARGED OFF/(RECOVERED) LOANS BY TYPE	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	12/31/2016	12/31/2015
Real estate loans	$(45)	$(248)	$18	$(390)	$(254)	$(665)	$(1,206)
Commercial loans	1,375	2,663	1,649	379	(127)	6,066	519
Consumer loans	478	159	(36)	63	(17)	664	37
Charge offs excluding Acquired Credit Impaired Loans	1,808	2,574	1,631	52	(398)	6,065	(650)
Charge offs on Acquired Credit Impaired Loans	(375)	375	—	—	—	—	—
Total net charge offs / (recoveries)	$1,433	$2,949	$1,631	$52	$(398)	$6,065	$(650)

Table Page 8

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

NONPERFORMING ASSETS	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Delinquent loans on nonaccrual status [3]	$40,074	$40,602	$42,398	$43,548	$40,801
Delinquent loans 90 days or more on accrual status [4]	305	192	147	45	375
Accruing restructured loans	48,874	48,701	50,837	52,760	47,984
Total nonperforming loans	89,253	89,495	93,382	96,353	89,160
Other real estate owned	21,990	27,457	16,392	19,794	21,035
Total nonperforming assets	$111,243	$116,952	$109,774	$116,147	$110,195
Nonperforming assets/total assets	0.83%	0.87%	1.32%	1.44%	1.39%
Nonperforming assets/loans receivable & OREO	1.05%	1.10%	1.66%	1.82%	1.76%
Nonperforming assets/total capital	5.99%	6.31%	11.3%	12.07%	11.75%
Nonperforming loans/loans receivable	0.85%	0.85%	1.42%	1.51%	1.43%
Nonaccrual loans/loans receivable	0.38%	0.38%	0.64%	0.68%	0.65%
Allowance for loan losses/loans receivable	0.75%	0.76%	1.16%	1.21%	1.22%
Allowance for loan losses/nonaccrual loans	197.99%	196.98%	180.26%	176.49%	187.27%
Allowance for loan losses/nonperforming loans	88.90%	89.36%	81.84%	79.77%	85.70%
Allowance for loan losses/nonperforming assets	71.32%	68.38%	69.62%	66.17%	69.34%

[3]    Excludes delinquent SBA loans that are guaranteed and currently in liquidation totaling $15.9 million, $14.1 million, $15.5 million, $15.4 million, and $18.7 million at December 31, 2016, September, 30, 2016, June 30, 2016, March 31, 2016, and December 31, 2015, respectively.

[4]    Excludes Acquired Credit Impaired Loans totaling $19.6 million, $16.4 million, $13.8 million, $13.1 million, and $12.2 million at December 31, 2016, September 30, 2016, June 30, 2016, March 31, 2016, and December 31, 2015, respectively.

BREAKDOWN OF ACCRUING RESTRUCTURED LOANS BY TYPE:	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Retail buildings	$5,832	$5,876	$4,565	$4,598	$5,593
Hotels/motels	1,305	1,315	1,324	1,336	1,342
Gas stations/car washes	—	829	835	840	845
Mixed-use facilities	889	895	1,111	1,117	1,124
Warehouses	5,379	5,449	5,512	5,575	5,635
Other [5]	35,469	34,337	37,490	39,294	33,445
Total	$48,874	$48,701	$50,837	$52,760	$47,984

[5] Includes commercial business and other loans

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Legacy
30 - 59 days	$6,254	$3,580	$2,920	$4,488	$3,104
60 - 89 days	6,719	1,100	1,427	1,510	1,678
Total delinquent loans less than 90 days past due - legacy	$12,973	$4,680	$4,347	$5,998	$4,782

Acquired
30 - 59 days	$4,015	$3,451	$2,735	$1,456	$3,170
60 - 89 days	1,049	1,168	345	47	39
Total delinquent loans less than 90 days past due - acquired	$5,064	$4,619	$3,080	$1,503	$3,209

Total delinquent loans less than 90 days past due	$18,037	$9,299	$7,427	$7,501	$7,991

Table Page 9

Hope Bancorp, Inc.
Selected Financial Data
Unaudited (dollars in thousands)

DELINQUENT LOANS LESS THAN 90 DAYS PAST DUE BY TYPE	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Legacy
Real estate loans	$10,896	$2,678	$2,047	$1,624	$2,179
Commercial loans	2,010	1,866	2,215	1,441	1,676
Consumer loans	67	136	85	2,933	927
Total delinquent loans less than 90 days past due - legacy	$12,973	$4,680	$4,347	$5,998	$4,782

Acquired
Real estate loans	$2,721	$3,761	$2,557	$1,189	$2,572
Commercial loans	1,987	858	211	314	349
Consumer loans	356	—	312	—	288
Total delinquent loans less than 90 days past due - acquired	$5,064	$4,619	$3,080	$1,503	$3,209

Total delinquent loans less than 90 days past due	$18,037	$9,299	$7,427	$7,501	$7,991

NONACCRUAL LOANS BY TYPE	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Real estate loans	$27,523	$24,055	$25,306	$26,123	$24,375
Commercial loans	11,773	15,742	16,270	16,842	15,600
Consumer loans	779	805	822	583	826
Total nonaccrual loans	$40,075	$40,602	$42,398	$43,548	$40,801

CRITICIZED LOANS	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015
Legacy
Special mention	$127,562	$168,289	$80,923	$87,025	$85,945
Substandard	162,942	124,938	128,885	129,314	126,880
Doubtful	95	441	108	133	20
Loss	—	—	—	—	—
Total criticized loans - legacy	$290,599	$293,668	$209,916	$216,472	$212,845

Acquired
Special mention	$116,094	$140,604	$19,447	$17,017	$18,241
Substandard	148,164	131,398	67,261	71,954	74,482
Doubtful	1,854	2,624	2,603	1,997	2,194
Loss	—	(133)	—	—	—
Total criticized loans - acquired	$266,112	$274,493	$89,311	$90,968	$94,917

Total criticized loans	$556,711	$568,161	$299,227	$307,440	$307,762

Table Page 10